[Month] [            ], 2007

To:	Participants in the South Street Financial Corp.
Employee Stock Ownership Plan

Provisions of the South Street Financial Corp. Employee Stock Ownership Plan (the “ESOP”) entitle participants to instruct the trustees of the ESOP as to the voting of South Street Financial Corp. (the “Company”) common stock allocated to that participant’s account(s). Accordingly, please find enclosed a form of instruction card that will permit you to direct the trustees as to the voting of common stock allocated to your account(s) in the ESOP with respect to the proposals to be acted upon at the Special Meeting of Stockholders of South Street Financial Corp. to be held on [Month] [            ], 2007.

We also are enclosing a copy of the Company’s Proxy Statement dated [Month] [            ], 2007, unless you are being provided a copy as a record holder of the Company’s common stock.

Please promptly complete and sign the instruction card and return it in the enclosed envelope.

Thank you.

Very truly yours,

SOUTH STREET FINANCIAL CORP. EMPLOYEE STOCK OWNERSHIP PLAN

c/o SOUTH STREET FINANCIAL CORP.

155 West South Street

Albemarle, North Carolina 28001

INSTRUCTIONS FOR THE VOTING OF SOUTH STREET FINANCIAL CORP. COMMON STOCK

The undersigned hereby instructs Caldwell A. Holbrook, Jr., Joel A. Honeycutt, Douglas Dwight Stokes, Greg E. Underwood, and J. Banks Garrison, Jr., as Trustees of the South Street Financial Corp. Employee Stock Ownership Plan (the “ESOP”), or any of them, to vote, in the manner specified on the reverse hereof, all of the shares of common stock of South Street Financial Corp. held by the ESOP and allocated to the account of the undersigned at the Special Meeting of Stockholders to be held at the offices of the Company at 155 West South Street, Albemarle, North Carolina, on _________, 2007, at __:___ __.m., Eastern Standard Time, and at any and all adjournments thereof.

The undersigned acknowledges receipt from the Company prior to the execution of this instruction card of a Notice of Special Meeting of Stockholders and of a Proxy Statement dated ________, 2006.

NUMBER OF SHARES ALLOCATED TO PARTICIPANT’S ACCOUNT IN ESOP: _____________________________

PRINT NAME OF ACCOUNT HOLDER

SIGNATURE OF ACCOUNT HOLDER	DATE

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS INSTRUCTION CARD PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

(CONTINUED FROM OTHER SIDE)

The Board of Directors of South Street Financial Corp. recommends a vote “FOR” the following proposals:

		FOR	AGAINST	ABSTAIN

1.	The approval of an amendment to the Company’s Articles of Incorporation to (i) authorize 500,000 shares of a new Series A Preferred Stock, (ii) effect a conversion of all outstanding shares of Common Stock held by record shareholders owning less than 750 shares into shares of the Series A Preferred Stock on a one-for-one basis, and (iii) grant the shareholders whose shares are converted to Series A Preferred Stock an option to sell all such stock received as a result of the Conversion to the Company at a price of $10.00 per share.	☐	☐	☐

		FOR	AGAINST	ABSTAIN

2.	The approval of an adjournment of the meeting, if necessary, to solicit additional proxies.	☐	☐	☐

IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED INSTRUCTION CARD IS RETURNED, THE SHARES WILL BE VOTED “FOR” THE PROPOSALS ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THE TRUSTEES ARE AUTHORIZED TO VOTE IN THEIR BEST JUDGMENT UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.